EXHIBIT 99.1
Contact Information

Kristen Hyland
AboveNet Public Relations
(914) 993-1250
khyland@above.net

AboveNet Names Rajiv Datta Chief Operating Officer

WHITE PLAINS, N.Y., January 28, 2011 – AboveNet, Inc. (NYSE:ABVT), a leading provider of high bandwidth connectivity solutions, today announced the promotion of Rajiv Datta to Chief Operating Officer. In his new position, Mr. Datta continues to report to AboveNet President and Chief Executive Officer Bill LaPerch.

As Chief Operating Officer, Mr. Datta oversees the company’s Operations, Sales, Marketing, IT, Product and Engineering divisions. He is also responsible for AboveNet’s operations in Europe.

"I have had the privilege of working with Rajiv for over a decade," Mr. LaPerch said. “His extensive industry experience and impressive track record of success will be invaluable to us as we continue to extend our market leadership and strengthen our position as the leading provider of high-bandwidth networks.”

Mr. Datta joined AboveNet in 1998 and has served in a number of significant management roles that have helped establish the company as a market leader. Most recently he held the position of AboveNet’s Chief Technology Officer and oversaw all aspects of Engineering, IT and Product Development activities across AboveNet’s metro, long haul and IP networks.

Prior to joining AboveNet, he held various engineering and development positions at Alcatel Telecommunications Cable in North Carolina and at Alcatel’s Optical Fiber Competency Center near Paris, France.

Mr. Datta holds a BS and MS degree in Engineering from Rutgers University and is a member of Tau Beta Pi, the National Engineering Honors Society.

About AboveNet

AboveNet, Inc. is a leading provider of high bandwidth connectivity solutions for businesses and carriers. Its private optical network delivers key network and IP services in and between top U.S. and European markets. AboveNet's network is widely used in demanding markets such as financial and legal services, media, health care, retail and government. More information is available at www.above.net.

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